Exhibit 99.1

News Release United Airlines Worldwide Media Relations 872.825.8640 media.relations@united.com

United Airlines Announces Full-Year and Fourth-Quarter 2023 Financial Results

Full-year diluted earnings per share of $7.89; full-year adjusted diluted earnings per share1 of $10.05

Fourth quarter diluted earnings per share of $1.81, adjusted diluted earnings per share1 of $2.00, ahead of expectations

Delivered best quarterly on-time arrival performance in company history2

Newark operations improved substantially with the best 4th quarter ever for on-time performance

CHICAGO, Jan. 22, 2024 – United Airlines (UAL) today reported fourth-quarter and full-year 2023 financial results. The company delivered full-year diluted earnings per share of $7.89 and adjusted full-year diluted earnings per share1 of $10.05, achieving its initial full-year target of $10 - $12 set at the beginning of 2023.
United’s diversified revenue strategy proved, once again, to be a critical, differentiated, competitive advantage. United’s premium cabin saw an increase in revenue of 16% for the quarter year-over-year, while its Basic Economy offering again saw a substantial revenue increase of 20% for the quarter year-over-year.
United also benefited from cost convergence across the industry. This cost convergence resulted in a stronger relationship between United’s unit costs and unit revenue performance. Combined with durable demand for travel and an increasing preference for United’s reliable operational performance and premium offerings, the company delivered on its initial full year 2023 earnings per share guidance despite a wide range of headwinds.
"Our plans really came together in 2023, and I want to thank the United team for all of the hard work it took to get us there,” said United Airlines CEO Scott Kirby. “Despite unpredictable headwinds, we delivered on our ambitious EPS target that few thought possible – and set new operational records for our customers," said United Airlines CEO Scott Kirby. “Looking ahead, we expect these trends to continue and United is incredibly well positioned to capitalize on them and to deliver on our short and long-term financial targets."
1 For additional information about the non-GAAP measures used in this press release, see "Non-GAAP Financial Information" below.
2 Excluding years impacted by the COVID-19 pandemic — 2020 and 2021.

United Airlines Reports Fourth-Quarter and Full-Year 2023 Results
Fourth-Quarter Financial Results
•Capacity up 14.7% compared to fourth-quarter 2022.
•Total operating revenue of $13.6 billion, up 9.9% compared to fourth-quarter 2022.
•TRASM4 down 4.2% compared to fourth-quarter 2022.
•CASM4 down 0.1%, and CASM-ex1,4 up 4.9%, compared to fourth-quarter 2022.
•Pre-tax income of $0.8 billion, with a pre-tax margin of 5.7%; adjusted pre-tax income1 of $0.8 billion, with an adjusted pre-tax margin1 of 6.2%.
•Net income of $0.6 billion; adjusted net income1 of $0.7 billion.
•Diluted earnings per share of $1.81; adjusted diluted earnings per share1 of $2.00.
•Average fuel price per gallon of $3.13.
Full-Year Financial Results
•Net income of $2.6 billion; adjusted net income1 of $3.3 billion.
•Pre-tax income of $3.4 billion, with a pre-tax margin of 6.3%; adjusted pre-tax income1 of $4.3 billion, with an adjusted pre-tax margin1 of 8.0%.
•Diluted earnings per share of $7.89; adjusted diluted earnings per share1 of $10.05.
•Ending available liquidity3 of $16.1 billion.
•Total debt and finance lease obligations of $29.3 billion at year end.
•Adjusted net debt1 to adjusted EBITDAR1 of 2.9x, consistent with the guidance provided at the start of the year.
Key Highlights
•Announced orders for 110 more aircraft for delivery beginning in 2028 – another significant milestone in the company's United Next growth strategy.
•Took delivery and flew the first revenue flight of the airline’s first A321neo. The new aircraft is achieving the highest customer survey results in the entire fleet.
•United pilots represented by the Air Line Pilots Association, International (ALPA) ratified a new four-year contract. In addition, employees represented by International Association of Machinists & Aerospace Workers (IAM) and United ratified a new 2-year contract in May.
•Accrued $681 million for the year for employee profit sharing.
•Opened five new United Club℠ locations across three hubs, including the airline's largest – a 35,000 sq. ft. club in its Denver hub.
•Announced significant updates to Houston and Denver hubs and opened a new Terminal A at Newark.
•Celebrated the graduation of United Aviate Academy's inaugural class of pilots, an important step toward training the next generation of talented, qualified, and motivated aviators.
3 Includes cash, cash equivalents, short-term investments and undrawn credit facilities.

United Airlines Reports Fourth-Quarter and Full-Year 2023 Results
•Launched the United Airlines Ventures Sustainable Flight Fund℠, a first-of-its-kind investment vehicle designed to leverage support from cross-industry businesses to support start-ups focused on decarbonizing air travel through sustainable aviation fuel (SAF) research, technology and production associated with SAF, convening nearly $200 million in investment power to support the production of SAF since the launch.
•Opened an expanded and newly renovated global Inflight Training Center in Houston, Texas – the $32 million expansion project more than doubles the available training space.

Customer Experience
•The United mobile app was named the Best Airline App by Business Traveler USA at their Business Traveler Awards North America in the fourth quarter, making it the world's most downloaded airline app.
•Became the first airline to launch Live Activities for iPhone, giving customers real-time access to their boarding pass, gate and seat number, and countdown clock to departure time, hosting 65 million sessions in 2023.
•In the fourth quarter, United announced the largest overhaul since 2016 of United Polaris® – the airline's international business class – debuting new in-airport and onboard amenities from Therabody® and Saks Fifth Avenue that are designed to give customers "the best sleep in the sky."
•United launched WILMA in the fourth quarter, a new boarding process that enables a smoother and faster boarding process.
•Best fourth quarter CSAT in the company's history.2
•United was recognized in Forbes’ first-ever best customer service list in the fourth quarter, which honored top brands for excelling in high-quality service.
•Throughout the year, saved 713,000 customer connections through Connection Saver, ensuring more customers made their flights.
•Became the first U.S. airline to add braille to aircraft interiors.
•Customers who were extremely likely to recommend United to family and friends increased by 4% year over year.
•Two thirds of United's travelers in 2023 used the mobile app to manage their day-of travel, from re-booking options, bag tracking information and hotel vouchers when eligible.

Operations
•During the last two weeks of December, United operated its busiest travel period in history, flying 8.2 million customers – an average of 483,000 each day.
•In the fourth quarter, the airline achieved its best-ever on-time performance2 for express and consolidated flying, and second-best quarter for mainline flying.

United Airlines Reports Fourth-Quarter and Full-Year 2023 Results
•The fourth quarter set the record for the lowest quarterly misconnect rate.2
•United carried the largest number of passengers ever in a year at 165 million, and achieved the highest seat factor ever for the year at 86.4%.

Network
•In the fourth quarter, United announced the largest international winter schedule expansion in the airline’s history, with the addition of 50 daily flights and new routes between Denver and the Caribbean including San Juan and Montego Bay.
•United announced its largest-ever international summer 2024 schedule in the fourth quarter, including the first and only non-stop flight between Newark and Faro, Portugal and new flights to Reykjavik, Brussels, Rome and Málaga, and the introduction of service to nine of the airline’s most popular seasonal routes up to two months early.
•Re-introduced daily service to China, resuming service to Beijing from San Francisco and increasing service to Shanghai to daily flights in the fourth quarter.
•Operated the largest-ever fourth quarter schedule by available seat miles from Denver in company history, serving more daily flights to more destinations from Denver than any other airline.
•Became the world’s largest airline by available seat miles for the full year of 2023.
•Flew the largest domestic schedule in company history (by available seat miles, excluding Canada) for the full fiscal year with over 3,500 daily domestic flights.
•Flew the largest international schedule among U.S. carriers by available seat miles for the full fiscal year, 30% larger than the next largest carrier.
•Launched three new international destinations including Málaga, Spain; Dubai, United Arab Emirates and the only nonstop service from the U.S. to New Zealand’s South Island with flights to Christchurch, New Zealand. Launched new international routes to existing destinations, including Barcelona, Spain; Rome; Shannon, Ireland; Auckland, New Zealand; Brisbane, Australia; San Juan, Puerto Rico; Montego Bay, Jamaica; Hong Kong; Tokyo and the first nonstop service between the continental U.S. and the Philippines by a U.S. airline with flights to Manila, Philippines. Additionally resumed service to Osaka, Japan; Managua, Nicaragua; Stockholm, Sweden and Beijing for the first time since the pandemic and added additional frequencies on routes to London; Edinburgh, United Kingdom; Paris; Naples, Italy; Delhi, India; Shanghai and Taipei.
•For the full fiscal year, United had the greatest increase in-seat capacity year over year compared to the four other largest U.S. carriers, and had the second largest increase in volume of scheduled departures year over year.

United Airlines Reports Fourth-Quarter and Full-Year 2023 Results
Communities
•United hosted Fantasy Flight events across 12 stations in the fourth quarter, where 770 employees volunteered to provide a unique event for children across the world, including Hawaiian residents impacted by wildfires, those terminally ill, or those suffering from serious medical conditions.
•United, alongside MileagePlus® members, donated more than 106 million miles to non-profit charities across the globe in 2023 via the Miles on a Mission℠ program.
•Welcomed nine new corporate participants to its Eco-Skies Alliance program, set up to contribute to the purchase of SAF. To date the program has invested in the future production of more than five billion gallons of SAF.
•United collaborated with Sesame Workshop to announce Oscar the Grouch as its first Chief Trash Officer as he and the airline celebrate his love of rubbish. The campaign is designed to promote the expected benefit of using SAF more broadly.
•In 2023, United received SAF-blended fuel deliveries at Amsterdam, Los Angeles, London Heathrow and San Francisco airports, representing two new airports where United has used a SAF blend.
•In 2023, approximately 5,600 employees volunteered over 59,000 hours at nonprofits organizations in communities around the world.
•During the year, United transported nearly 313 million pounds of cargo, including approximately 9.6 million pounds of medical shipments and 264,000 pounds of military shipments.

United Airlines Reports Fourth-Quarter and Full-Year 2023 Results
Earnings Call
UAL will hold a conference call to discuss fourth quarter and full-year 2023 financial results, as well as its financial and operational outlook for first-quarter 2024 and beyond, on Tuesday, Jan. 23, at 9:30 a.m. CST/10:30 a.m. EST. A live, listen-only webcast of the conference call will be available at ir.united.com. The webcast will be available for replay within 24 hours of the conference call and then archived on the website for three months.

Outlook
This press release should be read in conjunction with the company's Investor Update issued in connection with this quarterly earnings announcement, which provides additional information on the company's business outlook (including certain financial and operational guidance) and is furnished with this press release to the U.S. Securities and Exchange Commission on a Current Report on Form 8-K. The Investor Update is also available at ir.united.com. Management will also discuss certain business outlook items, including providing certain full year 2024 financial targets, during the quarterly earnings conference call.

The company's business outlook is subject to risks and uncertainties applicable to all forward-looking statements as described elsewhere in this press release. Please see the section entitled "Cautionary Statement Regarding Forward-Looking Statements."

About United
At United, Good Leads The Way. With U.S. hubs in Chicago, Denver, Houston, Los Angeles, New York/Newark, San Francisco and Washington, D.C., United operates the most comprehensive global route network among North American carriers, and is now the largest airline in the world as measured by available seat miles. For more about how to join the United team, please visit www.united.com/careers and more information about the company is at www.united.com. United Airlines Holdings, Inc., the parent company of United Airlines, Inc., is traded on the Nasdaq under the symbol "UAL".

Website Information
We routinely post important news and information regarding United on our corporate website, www.united.com, and our investor relations website, ir.united.com. We use our investor relations website as a primary channel for disclosing key information to our investors, including the timing of future investor conferences and earnings calls, press releases and other information about financial performance, reports filed or furnished with the U.S. Securities and Exchange Commission, information on corporate governance and details related to our annual meeting of shareholders. We may use our investor relations website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. We may also use social media channels to communicate with our investors and the public about our company and other matters, and those communications could be deemed to be material information. The information contained on, or that may be accessed through, our website or social media channels are not incorporated by reference into, and are not a part of, this document.

Cautionary Statement Regarding Forward-Looking Statements:
This press release and the related attachments and Investor Update (as well as the oral statements made with respect to information contained in this release and the attachments) contain certain "forward-looking statements," within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, relating to, among other things, goals, plans and projections regarding the company's financial position, results of operations, market position, capacity, fleet, announced routes (which may be subject to government approval), product development, ESG-related strategy initiatives and business strategy. Such forward-looking statements are based on historical performance and current expectations, estimates, forecasts and projections about the company's future financial results, goals, plans, commitments, strategies and objectives and involve inherent risks, assumptions and uncertainties, known or unknown, including internal or external factors that could delay, divert or change any of them, that are difficult to predict, may be beyond the company's control and could cause the company's future financial results, goals, plans, commitments, strategies and objectives to differ materially from those expressed in, or implied by, the statements. Words such as "should," "could," "would," "will," "may," "expects," "plans," "intends," "anticipates," "indicates," "remains," "believes," "estimates," "projects," "forecast," "guidance," "outlook," "goals," "targets," "pledge," "confident," "optimistic," "dedicated," "positioned," "on track" and other words and terms of similar meaning and expression are intended to identify forward-looking statements, although not all forward-looking statements contain such terms. All statements, other than those that relate solely to historical facts, are forward-looking statements.

United Airlines Reports Fourth-Quarter and Full-Year 2023 Results
Additionally, forward-looking statements include conditional statements and statements that identify uncertainties or trends, discuss the possible future effects of known trends or uncertainties, or that indicate that the future effects of known trends or uncertainties cannot be predicted, guaranteed or assured. All forward-looking statements in this release are based upon information available to us on the date of this release. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except as required by applicable law or regulation.

Our actual results could differ materially from these forward-looking statements due to numerous factors including, without limitation, the following: execution risks associated with our strategic operating plan; changes in our network strategy or other factors outside our control resulting in less economic aircraft orders, costs related to modification or termination of aircraft orders or entry into aircraft orders on less favorable terms, as well as any inability to accept or integrate new aircraft into our fleet as planned, including as a result of any mandatory groundings of aircraft; any failure to effectively manage, and receive anticipated benefits and returns from, acquisitions, divestitures, investments, joint ventures and other portfolio actions, or related exposures to unknown liabilities or other issues or underperformance as compared to our expectations; adverse publicity, harm to our brand, reduced travel demand, potential tort liability and operational restrictions as a result of an accident, catastrophe or incident involving us, our regional carriers, our codeshare partners or another airline; the highly competitive nature of the global airline industry and susceptibility of the industry to price discounting and changes in capacity, including as a result of alliances, joint business arrangements or other consolidations; our reliance on a limited number of suppliers to source a majority of our aircraft, engines and certain parts, and the impact of any failure to obtain timely deliveries, additional equipment or support from any of these suppliers; disruptions to our regional network and United Express flights provided by third-party regional carriers; unfavorable economic and political conditions in the United States and globally; reliance on third-party service providers and the impact of any significant failure of these parties to perform as expected, or interruptions in our relationships with these providers or their provision of services; extended interruptions or disruptions in service at major airports where we operate and space, facility and infrastructure constraints at our hubs or other airports; geopolitical conflict, terrorist attacks or security events (including the continuation of the suspension of our overflying in Russian airspace as a result of the Russia-Ukraine military conflict and to Tel Aviv as a result of the Israeli-Palestinian military conflict and an escalation of the broader economic consequences of the conflicts beyond their current scope); any damage to our reputation or brand image; our reliance on technology and automated systems to operate our business and the impact of any significant failure or disruption of, or failure to effectively integrate and implement, these technologies or systems; increasing privacy, data security and cybersecurity obligations or a significant data breach; increased use of social media platforms by us, our employees and others; the impacts of union disputes, employee strikes or slowdowns, and other labor-related disruptions or regulatory compliance costs on our operations; any failure to attract, train or retain skilled personnel, including our senior management team or other key employees; the monetary and operational costs of compliance with extensive government regulation of the airline industry; current or future litigation and regulatory actions, or failure to comply with the terms of any settlement, order or agreement relating to these actions; costs, liabilities and risks associated with environmental regulation and climate change, and any failure to achieve or demonstrate progress towards our climate goals; high and/or volatile fuel prices or significant disruptions in the supply of aircraft fuel (including as a result of the Russia-Ukraine military conflict); the impacts of our significant amount of financial leverage from fixed obligations and the impacts of insufficient liquidity on our financial condition and business; failure to comply with financial and other covenants governing our debt, including our MileagePlus® financing agreements; limitations on our ability to use our net operating loss carryforwards and certain other tax attributes to offset future taxable income for U.S. federal income tax purposes; our failure to realize the full value of our intangible assets or our long-lived assets, causing us to record impairments; fluctuations in the price of our common stock; the impacts of seasonality, weather events, infrastructure and other factors associated with the airline industry; increases in insurance costs or inadequate insurance coverage and other risks and uncertainties set forth in Part I, Item 1A. Risk Factors of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and Part II, Item 1A. Risk Factors of our Quarterly Report on Form 10-Q for the period ended September 30, 2023 and under "Economic and Market Factors" and “Governmental Actions” in Part I, Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations, of our Quarterly Report on Form 10-Q for the period ended September 30, 2023, as well as other risks and uncertainties set forth from time to time in the reports we file with the U.S. Securities and Exchange Commission.

Non-GAAP Financial Information:
In discussing financial results and guidance, the company refers to financial measures that are not in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). The non-GAAP financial measures are provided as supplemental information to the financial measures presented in this press release that are calculated and presented in accordance with GAAP and are presented because management believes that they supplement or enhance management's, analysts' and investors' overall understanding of the company's underlying financial performance and trends and facilitate comparisons among current, past and future periods. Non-GAAP financial measures such as CASM-ex (which excludes the impact of fuel expense, profit sharing, special charges and third-party expenses), adjusted pre-tax margin (which is calculated as pre-tax margin excluding operating and nonoperating special charges, unrealized (gains) losses on investments, net and debt

United Airlines Reports Fourth-Quarter and Full-Year 2023 Results
extinguishment and modification fees), adjusted pre-tax income, adjusted earnings per share and adjusted net income typically have exclusions or adjustments that include one or more of the following characteristics, such as being highly variable, difficult to project, unusual in nature, significant to the results of a particular period or not indicative of past or future operating results. These items are excluded because the company believes they neither relate to the ordinary course of the company's business nor reflect the company's underlying business performance.

Because the non-GAAP financial measures are not calculated in accordance with GAAP, they should not be considered superior to and are not intended to be considered in isolation or as a substitute for the related GAAP financial measures presented in the press release and may not be the same as or comparable to similarly titled measures presented by other companies due to possible differences in method and in the items being adjusted. We encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

Please refer to the tables accompanying this release for a description of the non-GAAP adjustments and reconciliations of the historical non-GAAP financial measures used to the most comparable GAAP financial measure and related disclosures.

-tables attached-

United Airlines Reports Fourth-Quarter and Full-Year 2023 Results
UNITED AIRLINES HOLDINGS, INC
STATEMENTS OF CONSOLIDATED OPERATIONS (UNAUDITED)

	Three Months Ended December 31,		% Increase/ (Decrease)	Year Ended December 31,		% Increase/ (Decrease)
(In millions, except percentage changes and per share data)	2023	2022		2023	2022
Operating revenue:
Passenger revenue	$12,421	$11,202	10.9	$49,046	$40,032	22.5
Cargo	402	472	(14.8)	1,495	2,171	(31.1)
Other operating revenue	803	726	10.6	3,176	2,752	15.4
Total operating revenue	13,626	12,400	9.9	53,717	44,955	19.5

Operating expense:
Salaries and related costs	3,841	3,000	28.0	14,787	11,466	29.0
Aircraft fuel	3,315	3,317	(0.1)	12,651	13,113	(3.5)
Landing fees and other rent	793	657	20.7	3,076	2,576	19.4
Aircraft maintenance materials and outside repairs	664	600	10.7	2,736	2,153	27.1
Depreciation and amortization	684	624	9.6	2,671	2,456	8.8
Regional capacity purchase	594	571	4.0	2,400	2,299	4.4
Distribution expenses	571	434	31.6	1,977	1,535	28.8
Aircraft rent	46	59	(22.0)	197	252	(21.8)
Special charges	47	16	NM	949	140	NM
Other operating expenses	2,073	1,745	18.8	8,062	6,628	21.6
Total operating expense	12,628	11,023	14.6	49,506	42,618	16.2

Operating income	998	1,377	(27.5)	4,211	2,337	80.2

Nonoperating income (expense):
Interest expense	(484)	(479)	1.0	(1,956)	(1,778)	10.0
Interest income	207	156	32.7	827	298	NM
Interest capitalized	54	32	68.8	182	105	73.3
Unrealized gains (losses) on investments, net	(27)	32	NM	27	20	35.0
Miscellaneous, net	23	12	91.7	96	8	NM
Total nonoperating expense, net	(227)	(247)	(8.1)	(824)	(1,347)	(38.8)

Income before income tax expense	771	1,130	(31.8)	3,387	990	NM

Income tax expense	171	287	(40.4)	769	253	NM
Net income	$600	$843	(28.8)	$2,618	$737	NM

Diluted earnings per share	$1.81	$2.55	(29.0)	$7.89	$2.23	NM
Diluted weighted average shares	331.3	330.4	0.3	331.9	330.1	0.5

NM-Greater than 100% change or otherwise not meaningful.

United Airlines Reports Fourth-Quarter and Full-Year 2023 Results
UNITED AIRLINES HOLDINGS, INC.
PASSENGER REVENUE INFORMATION AND STATISTICS (UNAUDITED)

Information is as follows (in millions, except for percentage changes):

	4Q 2023 Passenger Revenue	Passenger Revenue vs. 4Q 2022	Passenger Revenue per Available Seat Mile ("PRASM") vs. 4Q 2022	Yield vs. 4Q 2022	Available Seat Miles ("ASMs") vs. 4Q 2022	4Q 2023 ASMs	4Q 2023 Revenue Passenger Miles ("RPMs")
Domestic	$7,697	6.9%	(0.5%)	1.0%	7.4%	40,343	34,506

Europe	1,910	15.3%	3.9%	6.4%	11.0%	12,707	10,147
Pacific	1,328	61.2%	(11.6%)	(2.5)%	82.3%	10,800	7,708
Latin America	1,196	6.9%	(11.6%)	(8.4%)	20.9%	7,797	6,580
Middle East/India/Africa	290	(28.2%)	1.0%	4.0%	(29.0%)	2,080	1,730
International	4,724	18.0%	(5.5%)	0.0%	24.8%	33,384	26,165

Consolidated	$12,421	10.9%	(3.3%)	0.0%	14.7%	73,727	60,671

Select operating statistics are as follows:

	Three Months Ended December 31,		% Increase/ (Decrease)		Year Ended December 31,		% Increase/ (Decrease)
	2023	2022			2023	2022
Passengers (thousands) (a)	41,779	38,242	9.2		164,927	144,300	14.3
RPMs (millions) (b)	60,671	54,758	10.8		244,435	206,791	18.2
ASMs (millions) (c)	73,727	64,294	14.7		291,333	247,858	17.5
Passenger load factor: (d)
Consolidated	82.3%	85.2%	(2.9)	pts.	83.9%	83.4%	0.5	pts.
Domestic	85.5%	86.8%	(1.3)	pts.	85.1%	85.5%	(0.4)	pts.
International	78.4%	82.9%	(4.5)	pts.	82.4%	80.5%	1.9	pts.
PRASM (cents)	16.85	17.42	(3.3)		16.84	16.15	4.3
Total revenue per available seat mile ("TRASM") (cents)	18.48	19.29	(4.2)		18.44	18.14	1.7
Average yield per RPM (cents) (e)	20.47	20.46	—		20.07	19.36	3.7
Cargo revenue ton miles (millions) (f)	894	765	16.9		3,159	3,041	3.9
Aircraft in fleet at end of period	1,358	1,338	1.5		1,358	1,338	1.5
Average stage length (miles) (g)	1,475	1,436	2.7		1,479	1,437	2.9
Employee headcount, as of December 31 (in thousands)	103.3	92.8	11.3		103.3	92.8	11.3
Cost per ASM ("CASM") (cents)	17.13	17.14	(0.1)		16.99	17.19	(1.2)
CASM-ex (cents) (h)	12.28	11.71	4.9		12.03	11.73	2.6
Average aircraft fuel price per gallon	$3.13	$3.54	(11.6)		$3.01	$3.63	(17.1)
Fuel gallons consumed (millions)	1,059	936	13.1		4,205	3,608	16.5
(a) The number of revenue passengers measured by each flight segment flown.
(b) The number of scheduled miles flown by revenue passengers.
(c) The number of seats available for passengers multiplied by the number of scheduled miles those seats are flown.
(d) RPMs divided by ASMs.
(e) The average passenger revenue received for each RPM flown.
(f) The number of cargo revenue tons transported multiplied by the number of miles flown.
(g) Average stage length equals the average distance a flight travels weighted for size of aircraft.
(h) CASM-ex is CASM less the impact of fuel expense, profit sharing, special charges and third-party expenses. See NON-GAAP FINANCIAL INFORMATION for a reconciliation of CASM-ex to CASM, the most comparable GAAP measure.

United Airlines Reports Fourth-Quarter and Full-Year 2023 Results
UNITED AIRLINES HOLDINGS, INC.
1 NON-GAAP FINANCIAL INFORMATION
UAL evaluates its financial performance utilizing various accounting principles generally accepted in the United States of America (GAAP) and non-GAAP financial measures, including adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA), adjusted EBITDA margin, adjusted EBITDA excluding aircraft rent (adjusted EBITDAR), adjusted operating income (loss), adjusted operating margin, adjusted pre-tax income (loss), adjusted pre-tax margin, adjusted net income (loss), adjusted diluted earnings (loss) per share, CASM-ex, adjusted capital expenditures, adjusted total debt, adjusted net debt, free cash flow, and free cash flow, net of financings, among others. The non-GAAP financial measures are provided as supplemental information to the financial measures presented in this press release that are calculated and presented in accordance with GAAP and are presented because management believes that they supplement or enhance management's, analysts' and investors' overall understanding of the company's underlying financial performance and trends and facilitate comparisons among current, past and future periods.
Because the non-GAAP financial measures are not calculated in accordance with GAAP, they should not be considered superior to and are not intended to be considered in isolation or as a substitute for the related GAAP financial measures presented in the press release and may not be the same as or comparable to similarly titled measures presented by other companies due to possible differences in method and in the items being adjusted. We encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.
The company does not provide a reconciliation of forward-looking measures where the company believes such a reconciliation would imply a degree of precision and certainty that could be confusing to investors and is unable to reasonably predict certain items contained in the GAAP measures without unreasonable efforts. This is due to the inherent difficulty of forecasting the timing or amount of various items that have not yet occurred and are out of the company's control or cannot be reasonably predicted. For the same reasons, the company is unable to address the probable significance of the unavailable information. Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures. See "Cautionary Statement Regarding Forward-Looking Statements" above. The information below provides an explanation of certain adjustments reflected in the non-GAAP financial measures and shows a reconciliation of non-GAAP financial measures reported in this press release to the most directly comparable GAAP financial measures. Within the financial tables presented, certain columns and rows may not add due to the use of rounded numbers. Percentages and earnings per share amounts presented are calculated from the underlying amounts.
CASM: CASM is a common metric used in the airline industry to measure an airline's cost structure and efficiency. UAL reports CASM excluding special charges, third-party business expenses, fuel expense, and profit sharing. UAL believes that adjusting for special charges is useful to investors because those items are not indicative of UAL's ongoing performance. UAL also believes that excluding third-party business expenses, such as maintenance, flight academy, ground handling and catering services for third parties, provides more meaningful disclosure because these expenses are not directly related to UAL's core business. UAL also believes that excluding fuel expense from certain measures is useful to investors because it provides an additional measure of management's performance excluding the effects of a significant cost item over which management has limited influence. UAL excludes profit sharing because it believes that this exclusion allows investors to better understand and analyze UAL's operating cost performance and provides a more meaningful comparison of our core operating costs to the airline industry.
Adjusted EBITDA and EBITDAR: UAL also reports EBITDA and EBITDAR excluding special charges, nonoperating unrealized (gains) losses on investments, net and nonoperating debt extinguishment and modification fees. UAL believes that adjusting for these items is useful to investors because they are not indicative of UAL's ongoing performance.
Adjusted Capital Expenditures and Free Cash Flow: UAL believes that adjusting capital expenditures for assets acquired through the issuance of debt, finance leases and other financial liabilities is useful to investors in order to appropriately reflect the total amounts spent on capital expenditures. UAL also believes that adjusting net cash provided by (used in) operating activities for capital expenditures, net of flight equipment purchase deposit returns, adjusted capital expenditures, and aircraft operating lease additions is useful to allow investors to evaluate the company's ability to generate cash that is available for debt service or general corporate initiatives.
Adjusted Total Debt and Adjusted Net Debt: Adjusted total debt is a non-GAAP financial measure that includes current and long-term debt, operating lease obligations and finance lease obligations, current and noncurrent other financial liabilities and noncurrent pension and postretirement obligations. Adjusted net debt is adjusted total debt minus cash, cash equivalents and short-term investments. UAL provides adjusted total debt and adjusted net debt because we believe these measures provide useful supplemental information for assessing the company's debt and debt-like obligation profile.

	Three Months Ended December 31,		% Increase/ (Decrease)	Year Ended December 31,		% Increase/ (Decrease)
	2023	2022		2023	2022
CASM-ex (cents)
CASM (GAAP)[4]	17.13	17.14	(0.1)	16.99	17.19	(1.2)
Fuel expense	4.49	5.16	(13.0)	4.34	5.29	(18.0)
Special charges	0.07	0.02	NM	0.32	0.05	NM
Profit sharing	0.22	0.19	15.8	0.23	0.06	NM
Third-party business expenses	0.07	0.06	16.7	0.07	0.06	16.7
CASM-ex (Non-GAAP)[4]	12.28	11.71	4.9	12.03	11.73	2.6
4 Effective with the current period, the Company reclassified certain commissions totaling $80 million from contra-revenue to distribution expense as an immaterial classification correction. The reclassification increased fourth quarter 2023 CASM, CASM-Ex and TRASM by 0.6%, 1.0% and 0.6%, respectively, compared to the prior period, but had no impact on operating income, net income, or cash flows from operations.

United Airlines Reports Fourth-Quarter and Full-Year 2023 Results
UNITED AIRLINES HOLDINGS, INC.
NON-GAAP FINANCIAL INFORMATION (Continued)

	Three Months Ended December 31,		Year Ended December 31,
Adjusted EBITDA and EBITDAR (in millions)	2023	2022	2023	2022
Net income	$600	$843	$2,618	$737
Adjusted for:
Depreciation and amortization	684	624	2,671	2,456
Interest expense, net of capitalized interest and interest income	223	291	947	1,375
Income tax expense	171	287	769	253
Special charges	47	16	949	140
Nonoperating unrealized (gains) losses on investments, net	27	(32)	(27)	(20)
Nonoperating debt extinguishment and modification fees	—	—	11	7
Adjusted EBITDA	$1,752	$2,029	$7,938	$4,948
Adjusted EBITDA margin	12.9%	16.4%	14.8%	11.0%

Adjusted EBITDA	$1,752	$2,029	$7,938	$4,948
Aircraft rent	46	59	197	252
Adjusted EBITDAR	$1,798	$2,088	$8,135	$5,200

	Three Months Ended December 31,		Year Ended December 31,
Adjusted Capital Expenditures (in millions)	2023	2022	2023	2022
Capital expenditures, net of flight equipment purchase deposit returns (GAAP)	$2,066	$2,539	$7,171	$4,819
Property and equipment acquired through the issuance of debt, finance leases, and other financial liabilities	100	19	777	19
Adjusted capital expenditures (Non-GAAP)	$2,166	$2,558	$7,948	$4,838

Free Cash Flow (in millions)
Net cash provided by (used in) operating activities (GAAP)	$(910)	$1,158	$6,911	$6,066
Less capital expenditures, net of flight equipment purchase deposit returns	2,066	2,539	7,171	4,819
Free cash flow, net of financings (Non-GAAP)	$(2,976)	$(1,381)	$(260)	$1,247

Net cash provided by (used in) operating activities (GAAP)	$(910)	$1,158	$6,911	$6,066
Less adjusted capital expenditures (Non-GAAP)	2,166	2,558	7,948	4,838
Less aircraft operating lease additions	—	—	—	4
Free cash flow (Non-GAAP)	$(3,076)	$(1,400)	$(1,037)	$1,224

	December 31,		Increase/ (Decrease)
Adjusted total debt and Adjusted net debt (in millions)	2023	2022
Debt - current and noncurrent (GAAP)	$29,075	$31,194	$(2,119)
Operating lease obligations - current and noncurrent	5,079	5,020	59
Finance lease obligations - current and noncurrent	263	219	44
Pension and postretirement liabilities - noncurrent	1,605	1,418	187
Other financial liabilities - current and noncurrent	2,322	867	1,455
Adjusted total debt (Non-GAAP)	$38,344	$38,718	(374)
Less: Cash and cash equivalents	$6,058	$7,166	(1,108)
Short-term investments	8,330	9,248	(918)
Adjusted net debt	$23,956	$22,304	1,652
Adjusted net debt divided by year ended December 31 adjusted EBITDAR	2.9	4.3	(1.4)	pts.

United Airlines Reports Fourth-Quarter and Full-Year 2023 Results
UNITED AIRLINES HOLDINGS, INC.
NON-GAAP FINANCIAL INFORMATION (Continued)

	Three Months Ended December 31,		% Increase/ (Decrease)	Year Ended December 31,		% Increase/ (Decrease)
(in millions, except percentage changes and per share data)	2023	2022		2023	2022
Operating expenses (GAAP)	$12,628	$11,023	14.6	$49,506	$42,618	16.2
Special charges	47	16	NM	949	140	NM
Operating expenses, excluding special charges	12,581	11,007	14.3	48,557	42,478	14.3
Adjusted to exclude:
Fuel expense	3,315	3,317	(0.1)	12,651	13,113	(3.5)
Profit sharing	160	125	28.0	681	133	NM
Third-party business expenses	53	36	47.2	192	146	31.5
Adjusted operating expenses (Non-GAAP)	$9,053	$7,529	20.2	$35,033	$29,086	20.4

Operating income (GAAP)	$998	$1,377	(27.5)	$4,211	$2,337	80.2
Special charges	47	16	NM	949	140	NM
Adjusted operating income (Non-GAAP)	$1,045	$1,393	(25.0)	$5,160	$2,477	NM

Operating margin	7.3%	11.1%	(3.8) pts	7.8%	5.2%	2.6 pts
Adjusted operating margin (Non-GAAP)	7.7%	11.2%	(3.5) pts	9.6%	5.5%	4.1 pts

Pre-tax income (GAAP)	$771	$1,130	(31.8)	$3,387	$990	242.1
Adjusted to exclude:
Special charges	47	16	NM	949	140	NM
Unrealized (gains) losses on investments, net	27	(32)	NM	(27)	(20)	NM
Debt extinguishment and modification fees	—	—	NM	11	7	NM
Adjusted pre-tax income (Non-GAAP)	$845	$1,114	(24.1)	$4,320	$1,117	NM

Pre-tax margin	5.7%	9.1%	(3.4) pts.	6.3%	2.2%	4.1 pts.
Adjusted pre-tax margin (Non-GAAP)	6.2%	9.0%	(2.8) pts.	8.0%	2.5%	5.5 pts.

Net income (GAAP)	$600	$843	(28.8)	$2,618	$737	255.2
Adjusted to exclude:
Special charges	47	16	NM	949	140	NM
Unrealized (gains) losses on investments, net	27	(32)	NM	(27)	(20)	NM
Debt extinguishment and modification fees	—	—	NM	11	7	NM
Income tax benefit on adjustments, net	(10)	(16)	NM	(214)	(33)	NM
Adjusted net income (Non-GAAP)	$664	$811	(18.1)	$3,337	$831	NM

Diluted earnings per share (GAAP)	$1.81	$2.55	(29.0)	$7.89	$2.23	NM
Adjusted to exclude:
Special charges	0.14	0.05	NM	2.86	0.42	NM
Unrealized (gains) losses on investments, net	0.08	(0.10)	NM	(0.08)	(0.06)	NM
Debt extinguishment and modification fees	—	—	NM	0.03	0.03	NM
Income tax benefit on adjustments, net	(0.03)	(0.04)	NM	(0.65)	(0.10)	NM
Adjusted diluted earnings per share (Non-GAAP)	$2.00	$2.46	(18.7)	$10.05	$2.52	NM

United Airlines Reports Fourth-Quarter and Full-Year 2023 Results
UNITED AIRLINES HOLDINGS, INC
CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)	December 31, 2023 (UNAUDITED)	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$6,058	$7,166
Short-term investments	8,330	9,248
Restricted cash	31	45
Receivables, less allowance for credit losses (2023—$18; 2022—$11)	1,898	1,801
Aircraft fuel, spare parts and supplies, less obsolescence allowance (2023—$689; 2022—$610)	1,561	1,109
Prepaid expenses and other	609	689
Total current assets	18,487	20,058

Total operating property and equipment, net	39,815	34,448
Operating lease right-of-use assets	3,914	3,889
Other assets:
Goodwill	4,527	4,527
Intangibles, less accumulated amortization (2023—$1,495; 2022—$1,472)	2,725	2,762
Restricted cash	245	210
Deferred income taxes	—	91
Investments in affiliates and other, less allowance for credit losses (2023—$38; 2022—$21)	1,391	1,373
Total other assets	8,888	8,963
Total assets	$71,104	$67,358

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$3,835	$3,395
Accrued salaries and benefits	2,940	1,971
Advance ticket sales	6,704	7,555
Frequent flyer deferred revenue	3,095	2,693
Current maturities of long-term debt	4,018	2,911
Current maturities of other financial liabilities	57	23
Current maturities of operating leases	576	561
Current maturities of finance leases	172	104
Other	806	779
Total current liabilities	22,203	19,992
Long-term liabilities and deferred credits:
Long-term debt	25,057	28,283
Long-term obligations under operating leases	4,503	4,459
Long-term obligations under finance leases	91	115
Frequent flyer deferred revenue	4,048	3,982
Pension liability	968	747
Postretirement benefit liability	637	671
Deferred income taxes	594	—
Other financial liabilities	2,265	844
Other	1,414	1,369
Total long-term liabilities and deferred credits	39,577	40,470
Total stockholders' equity	9,324	6,896
Total liabilities and stockholders' equity	$71,104	$67,358

United Airlines Reports Fourth-Quarter and Full-Year 2023 Results
UNITED AIRLINES HOLDINGS, INC.
CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS

(In millions)	Year Ended December 31,
	2023 (UNAUDITED)	2022
Cash Flows from Operating Activities:
Net cash provided by operating activities	$6,911	$6,066

Cash Flows from Investing Activities:
Capital expenditures, net of flight equipment purchase deposit returns	(7,171)	(4,819)
Purchases of short-term and other investments	(9,470)	(11,232)
Proceeds from sale of short-term and other investments	10,519	2,084
Proceeds from sale of property and equipment	39	207
Other, net	(23)	(69)
Net cash used in investing activities	(6,106)	(13,829)

Cash Flows from Financing Activities:
Proceeds from issuance of debt and other financing liabilities, net of discounts and fees	2,388	736
Payments of long-term debt, finance leases and other financial liabilities	(4,248)	(4,011)
Other, net	(32)	(74)
Net cash used in financing activities	(1,892)	(3,349)
Net decrease in cash, cash equivalents and restricted cash	(1,087)	(11,112)
Cash, cash equivalents and restricted cash at beginning of the period	7,421	18,533
Cash, cash equivalents and restricted cash at end of the period	$6,334	$7,421

Investing and Financing Activities Not Affecting Cash:
Property and equipment acquired through the issuance of debt, finance leases and other	$777	$19
Right-of-use assets acquired through operating leases	552	137
Lease modifications and lease conversions	546	(84)
Investment interests received in exchange for goods and services	33	103

United Airlines Reports Fourth-Quarter and Full-Year 2023 Results
UNITED AIRLINES HOLDINGS, INC.
NOTES (UNAUDITED)

Special charges and unrealized (gains) losses on investments, net include the following

	Three Months Ended December 31,		Year Ended December 31,
(In millions)	2023	2022	2023	2022
Operating:
Labor contract ratification bonuses	$—	$—	$814	$—
(Gains) losses on sale of assets and other special charges	47	16	135	140
Total operating special charges	47	16	949	140

Nonoperating:
Nonoperating unrealized (gains) losses on investments, net	27	(32)	(27)	(20)
Nonoperating debt extinguishment and modification fees	—	—	11	7
Total nonoperating special charges and unrealized (gains) losses on investments, net	27	(32)	(16)	(13)
Total operating and nonoperating special charges and unrealized (gains) losses on investments, net	74	(16)	933	127
Income tax benefit, net of valuation allowance	(10)	(16)	(214)	(33)
Total operating and non-operating special charges and unrealized (gains) losses on investments, net of income taxes	$64	$(32)	$719	$94
Labor contract ratification bonuses: During the year ended December 31, 2023, the company recorded $814 million of expense associated with the agreements with the Air Line Pilots Association, the International Association of Machinists & Aerospace Workers and other work groups.
(Gains) losses on sale of assets and other special charges: During the three and twelve months ended December 31, 2023, the company recorded $47 million and $135 million, respectively, of net charges primarily comprised of accelerated depreciation related to certain of the company's assets that will be retired early, reserves for various legal matters, a write-down of flight training equipment that is being sold and other gains and losses on the sale of assets.
During the three and twelve months ended December 31, 2022, the company recorded net charges of $16 million and $140 million, respectively. For the full year 2022, the net charges primarily consisted of $94 million for various legal matters, and $23 million related to certain contract disputes.
Nonoperating unrealized (gains) losses on investments, net: All amounts represent changes to the market value of equity investments.
Nonoperating debt extinguishment and modification fees: During the year ended December 31, 2023, the company recorded $11 million of charges primarily related to the prepayment of $1.0 billion of the outstanding principal amount under a 2021 term loan facility.
During the year ended December 31, 2022, the company recorded $7 million of charges mainly related to the early redemption of $400 million of the outstanding principal amount of its 4.25% senior notes due 2022.
Effective tax rate:
The company's effective tax rates were as follows:

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Effective tax rate	22.2%	25.4%	22.7%	25.6%
The provision for income taxes is based on the estimated annual effective tax rate, which represents a blend of federal, state and foreign taxes and includes the impact of certain nondeductible items.

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